                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        North Fork Bancorporation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               [NORTH FORK LOGO]

                                                                  March 22, 2002

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, at 10 a.m. on Tuesday, April 23, 2002.

     There is one matter scheduled to be acted upon at the meeting:

     - The election of two directors to Class 3 of the Board of Directors.

     The Board of Directors believes that the election of the nominees listed in the attached proxy statement is in the best interests of the company and its stockholders and unanimously recommends a vote "FOR" the nominees.

     Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly complete, sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend. Alternatively, you may vote your shares by using a toll-free telephone number or the Internet. Instructions on how to vote your shares by telephone or via the Internet are set forth on the proxy card enclosed with this proxy statement.

     Thank you for your consideration and continued support.

Sincerely,

/s/ JOHN ADAM KANAS
JOHN ADAM KANAS
Chairman of the Board, President
and Chief Executive Officer

         275 BROADHOLLOW ROAD, MELVILLE, NEW YORK 11747 (631) 844-1000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 2002

To the Stockholders of
North Fork Bancorporation, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), will be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, on Tuesday, April 23, 2002, at 10 a.m. for the purpose of considering and voting upon the following items:

          1. The election of two directors to Class 3 of North Fork's Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified; and

          2. Any other business which may properly be brought before the meeting.

     In accordance with Delaware law and the By-laws of the company, a list of the holders of North Fork common stock entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the branch of North Fork Bank located at 99 Smithtown Bypass, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the meeting during the entire time thereof.

March 22, 2002

                                         By Order of the Board of Directors

                                                   /s/ Aurelie S. Graf

                                                     AURELIE S. GRAF
                                         Vice President and Corporate Secretary

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL-FREE NUMBER ON THE PROXY CARD OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY PRIOR TO THE MEETING, OR IN PERSON IF YOU ATTEND THE MEETING, IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

                        NORTH FORK BANCORPORATION, INC.
                              275 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 2002

     This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. ("North Fork") of proxies to be voted at the Annual Meeting of Stockholders to be held at 10 a.m. on Tuesday, April 23, 2002, at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about March 22, 2002.

                           GENERAL VOTING INFORMATION

1.  WHO IS ENTITLED TO VOTE?

     Each stockholder of record as of the close of business on the record date for the meeting, March 1, 2002, is entitled to vote at the meeting. On the record date, we had 163,759,218 shares of common stock, par value $0.01 per share, issued and outstanding. Each issued and outstanding share of common stock will be entitled to one vote on each matter to be voted on at the meeting and can be voted only if the record owner is present at the meeting to vote or is represented at the meeting by proxy.

2.  HOW DO I SUBMIT MY PROXY?

     If you are entitled to vote and wish to submit a proxy to vote at the meeting, you may do so in any of the following manners: (i) by telephone using the toll-free number listed on the proxy card, (ii) electronically, using the Internet at the web site listed on the proxy card, or (iii) by returning the enclosed proxy card by mail. Additional telephone and Internet voting information and instructions are provided on the enclosed proxy card. You should provide all required information when voting via telephone or the Internet, including the control numbers located on the proxy card, which are used to authenticate your identity and properly record your voting instructions. We have been advised by counsel that these voting procedures, which have been made available through Equiserve Trust Company, N.A., are consistent with applicable legal requirements.

     If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank. Your broker or bank may or may not allow voting via telephone or Internet.

     The deadline for submission of proxies by telephone or Internet is 12:00 midnight Eastern Daylight Time on Monday, April 22, 2002 (the day prior to the meeting date).

3.  HOW ARE PROXIES BEING SOLICITED?

     Proxies are being solicited by mail. They may also be solicited by our directors, officers and other employees. Those individuals may solicit proxies personally or by telephone or telegraph, but they will not receive any additional compensation for their services. In addition, we have arranged with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and will reimburse them for out-of-pocket expenses incurred in forwarding the materials. Also, we have retained D.F. King & Co., Inc. to assist with soliciting proxies, at an estimated cost of $8,500, plus reimbursement for reasonable out-of-pocket expenses. We will pay all expenses of solicitation.

4.  CAN I CHANGE MY VOTE AFTER SUBMITTING THE PROXY CARD?

     Yes. If you submit your proxy pursuant to the instructions above, and later decide that you wish to change or revoke your proxy, you may do so at any time prior to its exercise at the meeting. For example, if you submit a proxy with a vote for or against a particular issue to be voted on at the meeting, you may change your proxy prior to the time the vote takes place at the meeting. To change your proxy, you must do one of the following: (i) submit a written revocation prior to the meeting to Ms. Aurelie S. Graf, Vice President and Corporate Secretary, North Fork Bancorporation, Inc., 275 Broadhollow Road, Melville, New York 11747, (ii) submit another proxy by telephone, via the Internet or by mail that is dated later than the original proxy, or (iii) attend the meeting and vote the shares of stock in person.

5.  WHAT CONSTITUTES A QUORUM AT THE MEETING AND HOW ARE VOTES COUNTED?

     In order to conduct business at the meeting, a quorum must be present. A majority (more than 50%) of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting, as required by applicable state law as well as our Certificate of Incorporation and By-laws. Shares represented by proxies or ballots marked "WITHHOLD" on Item 1, Election of Directors, will be treated as shares present or represented at the meeting for purposes of determining a quorum.

     Shares represented by proxies or ballots marked "WITHHOLD" on Item 1, Election of Directors, will not have any direct effect on the election of directors or result in the defeat of any of the Board's nominees, as there are no other nominees for any of the open Board seats.

     Shares held in "street name" by brokers (meaning shares held in the name of brokers or their nominees but actually owned by the brokers' customers) must be voted by the broker in accordance with your instructions. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called "broker non-votes") will be deemed present or represented at the meeting for purposes of a quorum. However, broker non-votes will not be deemed entitled to vote for purposes of voting on any particular matter and therefore will not affect the outcome of any matter to be voted on at the meeting.

6.  HOW MANY VOTES ARE REQUIRED FOR THE ELECTION OF DIRECTORS?

     The affirmative vote of a plurality of the shares present in person or represented at the meeting and entitled to vote on Item 1, Election of Directors, is required for the election of directors. A "plurality" means receiving a higher number of votes than any other candidate. In other words, the nominees receiving the most "FOR" votes will be elected director.

     Votes on Item 1 will be counted and vote totals announced at the meeting by the inspectors of election.

7. HOW MANY VOTES ARE REQUIRED TO APPROVE ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING?

     We do not know of any other matter that may be put to a vote at the meeting. If such a matter arises, however, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law. Approval of any such other matter would require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

CERTAIN BENEFICIAL OWNERSHIP

     We do not know of any person who beneficially owned more than 5% of North Fork's common stock as of March 15, 2002, the most recent practicable date before we printed this proxy statement. As of that date, no person had filed with the Securities and Exchange Commission as beneficially owning more than 5% of the common stock. For purposes of this disclosure, "beneficial ownership" is a defined term in the SEC's Rule 13d-3. Generally, it means the power to vote or the power to sell securities, regardless of whether the person has any economic interest in the securities.

ITEM 1.  ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO
         DIRECTORS AND OFFICERS

     Two directors of North Fork will be elected at the meeting. Each director will serve in Class 3 of the Board of Directors and will hold office for three years (through the 2005 annual meeting) and until his successor shall have been duly elected and qualified.

     If we timely receive your properly executed proxy card and you have not revoked that proxy card prior to the meeting, we will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted on your proxy card, we will vote them for the election of all the nominees listed below.

     Each of the nominees listed below has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unable or unwilling to serve for any reason, it is intended that the holders of the proxies may vote for the election of such other person or persons as may be designated by the Board of Directors.

     The following information is provided with respect to each nominee for director and each current director whose term of office extends beyond the date of the meeting.

            NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                              SHARES OF
                                                                              NORTH FORK
                                                                             COMMON STOCK
                                                            SERVED        BENEFICIALLY OWNED
                                                             AS A       AS OF MARCH 1, 2002(C)
           NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR    ------------------------
OTHER POSITIONS WITH NORTH FORK AND NORTH FORK BANK(A)(B)   SINCE      NO. OF SHARES    PERCENT
---------------------------------------------------------  --------    -------------    -------
NOMINEES FOR DIRECTOR:
CLASS 3 (terms to expire in 2005):
John Bohlsen, 59........................................     1986        1,106,185(1)       *
  Vice Chairman of North Fork and North Fork Bank;
     President, The Helm Development Corp.
     (real estate company)
Daniel M. Healy, 59.....................................     2000          775,245(2)       *
  Executive Vice President and Chief Financial Officer
     of North Fork
DIRECTORS CONTINUING IN OFFICE:
CLASS 1 (terms to expire in 2003):
Allan C. Dickerson, 69..................................     1988           50,451(3)       *
  Former President, Roy H. Reeve Agency, Inc.
     (general insurance company)(1975-1994)
Lloyd A. Gerard, 70.....................................     1981           91,439(4)       *
  Antique Dealer and Auctioneer
John Adam Kanas, 55.....................................     1981        2,342,167(5)    1.40%
  Chairman, President and Chief Executive Officer
     of North Fork and North Fork Bank
Raymond A. Nielsen, 51..................................     2000          530,417(6)       *
  Former President and Chief Executive Officer,
     Reliance Bancorp, Inc.
CLASS 2 (terms to expire in 2004):
James F. Reeve, 61......................................     1988          173,554(7)       *
  President, Harold R. Reeve & Sons, Inc.
     (general construction company)
George H. Rowsom, 66....................................     1981           29,303(8)       *
  President, S.T. Preston & Son, Inc.
     (retail marine supplies company)
Dr. Kurt R. Schmeller, 64...............................     1994           78,190          *
  Former President, Queens Borough Community
     College, CUNY
Raymond W. Terry, Jr., 71...............................     1988          114,000(9)       *
  Former Chairman and President, Southold Savings Bank

All Directors and Executive Officers of North Fork as a
  Group.................................................                 5,290,951(10)   3.17%

---------------

NOTES TO BENEFICIAL OWNERSHIP TABLE:

    * Less than one percent (1%).

  (a) Except as otherwise noted, each of the nominees for director and continuing directors has held the occupation or position listed for at least the past five years.

  (b) All persons listed as nominees for director or as continuing directors of North Fork are also directors of North Fork Bank.

  (c) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares that the person has a right to acquire within 60 days of March 1, 2002.

  (1) Includes 379,899 shares of restricted stock and options to purchase 224,551 shares previously granted to Mr. Bohlsen under the compensatory stock plans, 2,568 shares held by his wife, and 36,154 shares held by his sons. Excludes 15,205 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code.

  (2) Includes 210,985 shares of restricted stock and options to purchase 217,420 shares previously granted to Mr. Healy under the compensatory stock plans.

  (3) Includes 24,483 shares held by Mr. Dickerson's wife.

  (4) Includes 6,508 shares held by Mr. Gerard in joint tenancy with his daughter, 3,000 shares held by his wife and 300 shares held by his wife in her capacity as custodian for a granddaughter.

  (5) Includes 890,136 shares of restricted stock and options to purchase 449,230 shares previously granted to Mr. Kanas under the compensatory stock plans, 25,300 shares held by him in joint tenancy with his wife, 62,823 shares held by his wife, 14,900 shares held by his dependent children, 400 shares held by his wife in joint tenancy with his son and 400 shares held by his wife as custodian for their son. Excludes 33,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code.

  (6) Includes 1,125 shares held by Mr. Nielsen's wife in an Individual Retirement Account, 200 shares held by his dependent child, 3,486 shares held in a trust and options to purchase 136,896 shares received by Mr. Nielsen in exchange for his Reliance Bancorp Inc. stock options when Reliance Bancorp Inc. merged into North Fork on February 18, 2000. Mr. Nielsen initially received his Reliance Bancorp Inc. stock options under that company's compensatory stock plans.

  (7) Includes 55,625 shares held by Mr. Reeve's wife.

  (8) Includes 3,000 shares held by Mr. Rowsom in joint tenancy with his wife, 957 shares held by his wife, and 9,000 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

  (9) Includes 51,000 shares held by Mr. Terry's wife.

 (10) Includes all shares beneficially owned by the 10 individuals listed in the table, who together constitute all of the directors and executive officers of North Fork. The total for the group includes 1,481,020 shares of restricted stock and options to purchase an aggregate of 1,028,097 shares received by these individuals under compensatory stock plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, as well as any 10% stockholders, to file reports with the SEC from time to time regarding their ownership of our stock, including changes in their stock ownership. Copies of these reports are also filed with us. Based solely on our review of these reports, or written statements from these persons that they were not required to file any reports in 2001, we believe that all of our executive officers and directors complied with all these Section 16(a) reporting requirements in 2001 and timely filed all reports.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors met 18 times during 2001. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all Board committees of which the director was a member during the period he was a director or served on such committees.

BOARD COMMITTEES

     Our Board of Directors has an Executive Committee which acts on behalf of the board if a matter requires board action before a meeting of the full board can be held.

     Our Board of Directors also has an Audit Committee that reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities and the scope and results of audit and nonaudit services rendered by our independent public accountants. For more information regarding the Audit Committee, see "Report of the Audit Committee" on page 25.

     In addition, our Board of Directors has a Compensation and Stock Committee that reviews and makes recommendations on salary levels for executives and other officers, makes certain decisions affecting executive bonuses under our Annual Incentive Compensation Plan and determines all awards to executives under our compensatory stock plans. The committee consists of at least three directors appointed by the Board of Directors, none of whom may be an employee or have substantial separate business dealings with North Fork. For more information regarding the Compensation and Stock Committee, see "Report of the Compensation Committee" on page 15.

     While the Board of Directors currently has no nominating committee or committee performing functions similar to those of a nominating committee, it may establish such a committee from time to time. In 2001, the Board did appoint a nominating committee consisting of directors Gerard, Kanas and Nielsen that met three times during the year. Our By-laws provide a procedure under which a stockholder meeting certain requirements may nominate a person for election as director at an annual meeting. For more information regarding the nomination of a director, see "Proposals by Stockholders" on page 29.

     The following table shows the current membership and the number of meetings held by each committee during 2001.

                                                    COMPENSATION
DIRECTOR                                   AUDIT      & STOCK       EXECUTIVE
--------                                   -----    ------------    ---------
John Bohlsen.............................                               X
Allan C. Dickerson.......................                X*             X
Lloyd A. Gerard..........................    X           X
Daniel M. Healy..........................
John Adam Kanas..........................                               X*
Raymond A. Nielsen.......................    X
James F. Reeve...........................                               X
George H. Rowsom.........................                X
Dr. Kurt R. Schmeller....................    X
Raymond W. Terry, Jr. ...................    X*                         X
-----------------------------------------------------------------------------
2001 Meetings............................    9           9              0

---------------
* Committee Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No current member of the Compensation and Stock Committee is now an officer or an employee of North Fork or any of its subsidiaries or has ever been an officer of North Fork or any of its subsidiaries or during the last fiscal year has had any substantial business dealings with North Fork.

                           COMPENSATION OF DIRECTORS

     Each member of North Fork's Board of Directors receives an annual fee of $30,000. This fee is for all duties as a North Fork director, including any service as a member of one or more committees of North Fork's Board. Each member of the Board of Directors of North Fork Bank (currently, the same group that serves as the North Fork Board) receives a fee of $1,000 for each meeting of the Bank Board attended and $2,000 for any meeting of a committee of the Bank Board attended. Chairmen of Bank Board committees receive an additional $500 per committee meeting attended. The directors who are also executive officers, directors Kanas, Bohlsen and Healy, do not receive any separate fees for attendance at any North Fork or North Fork Bank committee meetings.

     North Fork maintains a Directors' Deferred Compensation Plan, under which a director may defer receipt of either 50 percent or 100 percent of all fees earned by him as director of North Fork or its subsidiaries for five or ten years or until retirement or age 70. During the deferral period, amounts deferred earn interest at the highest rate offered by North Fork Bank to customers on any certificate of deposit or individual retirement account, determined on a quarterly basis. At this time, no directors are participating in the plan.

     Certain directors who were directors of Southold Savings Bank prior to North Fork Bank's acquisition of Southold in 1988 will receive payments from North Fork Bank in the future under deferred directors' fee agreements entered into by them with Southold prior to the acquisition. These agreements, similar to the Deferred Compensation Plan for directors described above, permitted these individuals while they were directors of Southold to defer receipt of some or all of their director's fees in exchange for a right to receive, commencing on some designated future date and continuing for a fixed period thereafter, regular monthly cash payments in a specified amount. The designated payment amounts essentially represented the estimated future value of the deferred fees, with compounding of interest at assumed rates during the intervening years. Directors Dickerson and Reeve will be entitled to receive such payments in the future.

     In connection with North Fork's acquisition of Reliance Bancorp, Inc. on February 18, 2000, North Fork entered into a two-year consulting agreement with director Raymond A. Nielsen, former President and Chief Executive Officer of Reliance Bancorp, Inc. The agreement provides for aggregate fees of $1,000,000 for services rendered and contains a non-competition provision.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation and compensatory awards received in the last three years by our Chief Executive Officer, John Adam Kanas, and each other executive officer whose cash compensation, including salary and bonus, exceeded $100,000 in 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                           ANNUAL COMPENSATION             COMPENSATION AWARDS
                                   -----------------------------------   -----------------------
           (A)              (B)       (C)          (D)          (E)                      (G)          (I)
                                                               OTHER        (F)       SECURITIES      ALL
                                                              ANNUAL     RESTRICTED   UNDERLYING     OTHER
NAME AND                                                      COMPEN-      STOCK      OPTIONS(4)    COMPEN-
PRINCIPAL POSITION          YEAR   SALARY(1)      BONUS      SATION(2)   AWARDS(3)     (SHARES)    SATION(5)
------------------          ----   ----------   ----------   ---------   ----------   ----------   ---------
John Adam Kanas...........  2001   $1,653,200   $2,000,000    $98,210    $2,507,200     25,000     $179,281
  Chairman of the Board,    2000    1,351,450    1,700,000     83,210     1,491,700     25,000      170,615
  President and Chief       1999    1,039,750    1,500,000     68,968       907,815     50,000      149,447
  Executive Officer
John Bohlsen..............  2001    1,118,800    1,333,000     65,776     1,880,400     15,000      130,529
  Vice Chairman of the      2000      801,450    1,132,000     47,725     1,065,500     15,000       80,090
  Board                     1999      539,750      750,000     25,621       544,689     25,000       48,201
Daniel M. Healy...........  2001      653,000      750,000     32,019     1,253,600     10,000       61,167
  Executive Vice President  2000      551,450      500,000     28,586       532,750     10,000       49,672
  and Chief Financial       1999      400,000      500,000     18,320       363,126     15,000       34,626
  Officer

---------------
NOTES TO SUMMARY COMPENSATION TABLE:

(1) Represents base salary, including any salary deferred at the election of the named executive officer (including deferral amounts under the 401(k) plan) and all directors' fees from North Fork and North Fork Bank, whether paid or deferred. The salary deferral amount under the 401(k) plan for each of the named executive officers in 2001 was $10,200. Total directors' fees for 2001 were $43,000 for each of Messrs. Kanas, Bohlsen and Healy.

(2) Listed amounts represent tax payments on behalf of the named executive officers with respect to the taxable contributions to their accounts under the Supplemental Executive Retirement Plan ("SERP").

(3) Represents the dollar value of restricted shares of North Fork common stock granted to the named executive officers during the year in question. The listed dollar values represent the number of such restricted shares multiplied by the closing market price of the company's common stock on the date of grant. Restricted shares carry the same dividend and voting rights as unrestricted shares of common stock from the date of grant. Restricted shares granted to executives vest at the earliest of (i) the executive's attaining retirement age as set under the retirement plan, (ii) the executive's early retirement under the retirement plan, (iii) death or disability, or (iv) a change-in-control of

    North Fork as defined under the restricted share award agreements. Under the stock plans, all taxes payable by the executive as a result of the vesting of the restricted shares will be paid by the company under a so-called tax gross-up provision. Shares are forfeitable if the executive ceases to render services to the company prior to vesting. As of year-end 2001, the number (and total dollar value) of restricted shares held by the named executive officers were as follows: Mr. Kanas -- 890,136 shares ($28,475,451); Mr. Bohlsen -- 379,899 shares ($12,152,969); and Mr. Healy -- 210,985 shares
    ($6,749,410). These dollar values are based on the closing market price of our common stock on December 31, 2001 ($31.99 per share), with no discount for forfeitability or lack of transferability.

(4) Represents the total number of shares of North Fork common stock subject to stock options received by the named executive officers during the year in question. No options issued to the named executive officers have been accompanied by stock appreciation rights.

(5) Includes company contributions on behalf of the named executive officers under the 401(k) plan and under the defined contribution plan feature of the SERP and specified premiums paid by the company on certain insurance arrangements covering the executive officers. Listed amounts for 2001 include company contributions under the 401(k) plan on behalf of executive officers Kanas, Bohlsen, and Healy of $7,650 each; company contributions under the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen and Healy of $138,727, $92,912, and $45,228, respectively; and the following insurance premiums paid by the company on their behalf: for Mr. Kanas, $13,682 in premiums on a disability policy, $12,675 in premiums on a term life insurance policy and $6,547 in premiums on two split dollar life insurance policies; for Mr. Bohlsen, $27,285 in premiums on a term life insurance policy and $2,682 in premiums on a split dollar life insurance policy; and for Mr. Healy, $6,945 in premiums on a term life insurance policy and $1,344 in premiums on a split dollar life insurance policy.

                                 STOCK OPTIONS

     The following table sets forth information concerning stock options granted during 2001 to each of the named executive officers in the Summary Compensation Table on page 9.

                             OPTION GRANTS IN 2001
--------------------------------------------------------------------------------

             (A)                   (B)           (C)                        (E)            (F)
                                NUMBER OF     % OF TOTAL       (D)
                                SECURITIES     OPTIONS      EXERCISE
                                UNDERLYING    GRANTED TO     OR BASE                   GRANT DATE
                                 OPTIONS      EMPLOYEES       PRICE                      PRESENT
                                GRANTED(1)    IN FISCAL     (DOLLARS/    EXPIRATION     VALUE(2)
             NAME                (SHARES)        YEAR        SHARE)         DATE        (DOLLARS)
             ----               ----------    ----------    ---------    ----------    -----------
John Adam Kanas...............    25,000         5.6%        $31.34       12/13/11     $205,275.00
John Bohlsen..................    15,000         3.4%         31.34       12/13/11      123,165.00
Daniel M. Healy...............    10,000         2.2%         31.34       12/13/11       82,110.00

---------------
NOTES:

(1) All stock options listed were granted to the named executive officers on December 13, 2001, when the average of the high and low price per share of the common stock as reported by the New York Stock Exchange was $31.34. All stock options issued to these executives in 2001 were immediately exercisable upon grant, and each such option provides for the possible award of a reload option upon stock-for-stock exercise of the underlying option, at the discretion of the Compensation and Stock Committee. Each option contains a transferability feature under which the executive is permitted to transfer option rights, prior to exercise, exclusively by gift and exclusively to members of the executive's immediate family. In addition, the named executives, upon stock-for-stock exercise of such options may direct the company to defer the delivery of the new shares until a specified later date. If a named executive elects to defer the delivery of shares, he will receive dividend equivalent rights equal to the amount of dividends paid on the common stock, if any, during the deferral period.

(2) The listed Grant Date Present Value of the options is an estimate determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be 6 years; (b) the risk-free discount rate applied for purposes of the valuation was 4.40 percent; (c) the volatility factor utilized was 27.70 percent; (d) the dividend yield on the common stock was assumed to be 2.60 percent for purposes of the analysis only; and (e) no rate of forfeiture was assumed.

     The following table sets forth information concerning all stock options that were either exercised in 2001 or held at year-end 2001 by the named executive officers in the Summary Compensation Table on page 9.

        AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 2001,
                           AND YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

          (A)                   (B)                 (C)                (D)                  (E)
                                                                    NUMBER OF       VALUE OF UNEXERCISED
                                                                   UNEXERCISED          IN-THE-MONEY
                                                                    OPTIONS AT           OPTIONS AT
                                OPTION EXERCISES IN 2001           DECEMBER 31,         DECEMBER 31,
                          ------------------------------------         2001               2001(2)
                          SHARES ACQUIRED                         (EXERCISABLE/        (EXERCISABLE/
                            ON EXERCISE      VALUE REALIZED(1)    UNEXERCISABLE)       UNEXERCISABLE)
NAME                         (SHARES)            (DOLLARS)           (SHARES)            (DOLLARS)
----                      ---------------    -----------------    --------------    --------------------
John Adam Kanas.........      36,000             $778,680            E494,730           E$5,134,899
                                                                     U 17,640           U   364,389
John Bohlsen............      10,000              152,970            E249,831           E 2,205,249
                                                                     U  1,524           U    31,481
Daniel M. Healy.........      12,000              259,560            E235,020           E 2,379,842
                                                                     U      0           U         0

---------------
NOTES:

(1) Calculated by subtracting the exercise price of the options from the market value of the shares received as of the date of exercise. All amounts listed are on a pre-tax basis and constitute compensation income taxable to the named executive at ordinary income rates.

(2) Calculated by subtracting the exercise price of options from the market value of underlying shares at year-end, based on a closing price of the common stock on December 31, 2001, of $31.99 per share.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

     In 1994, the company entered into change-in-control agreements with three executive officers -- Chairman, President and Chief Executive Officer John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements are substantially identical in form. Each agreement is a rolling three-year agreement and will continue in effect until retirement or until two years after a decision is reached by the Board not to renew the agreement. Under each of the executive change-in-control agreements, the executive is entitled to receive from the company a lump sum payment equal to 299 percent of his base salary if, within 24 months after a change-in-control of North Fork (as defined in the agreement), his employment is terminated by the company (other than for cause) or by the executive voluntarily. The agreements provide that if any payments thereunder would be treated as excess parachute payments under section 280G of the Internal Revenue Code, the aggregate amount of those payments will be reduced to the extent necessary to avoid that treatment, except that any payment to the executive under the company's Performance Plan or any acceleration of the vesting of his stock-based awards will not trigger such a reduction.

     At the end of 1994, the Board adopted the North Fork Bancorporation, Inc. Performance Plan, under which executives and other officers and employees of the company and its subsidiaries may receive cash payments following a change-in-control of the company, if certain financial performance targets are met in connection with the change-in-control transaction. (See "Report of the Compensation Committee -- Performance Plan" on page 24.)

                               PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of North Fork's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Performance Graph, Compensation Committee Report and Report of the Audit Committee shall not be incorporated by reference into any such filings.

     Set forth below is a line graph comparing the cumulative total stockholder return on North Fork's common stock over a five year period with the cumulative total return on the Standard and Poor's 500 Stock Index and the KBW 50 Index over the same period, assuming the investment of $100 in each on December 31, 1996, and the reinvestment of all dividends. The KBW 50 Index is a market-capitalization-weighted bank-stock index prepared by Keefe, Bruyette & Woods, Inc. covering the 50 largest bank holding companies in the United States (including North Fork).

[Performance Line Graph]

                             1996       1997       1998       1999       2000       2001
                            -------    -------    -------    -------    -------    -------
North Fork................  $100.00    $194.23    $212.29    $158.34    $233.64    $312.84
S&P 500 Index.............  $100.00    $131.01    $165.95    $198.35    $178.24    $154.99
KBW 50 Index..............  $100.00    $146.19    $158.29    $152.80    $183.45    $175.89

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation and Stock Committee of the Board of Directors (the "Committee") is responsible for conducting periodic reviews of executive compensation and for taking certain actions affecting the compensation of senior executives, including the Chief Executive Officer. The Committee currently consists of three directors, none of whom is an officer or employee of the company or any of its subsidiaries or has any separate, substantial business relationship with the company. The names of the Committee members are listed at the end of this report.

     As part of its regular annual duties, the Committee reviews and makes recommendations to the full Board concerning salary levels for executive management and other senior officers. The Committee also plays a major role in determining the annual bonuses paid to executives and other key employees under the company's annual bonus plan, both in setting each year's performance targets and in determining actual bonuses paid if those targets are met. Moreover, the Committee has complete discretion in granting stock options and restricted stock awards to senior executives under the company's stock-based incentive compensation plans. As part of its annual duties, the Committee makes a final determination on the types and amounts of such awards.

     On an ongoing basis, the Committee reviews other compensatory arrangements and benefits provided to senior executives, including key personnel insurance coverage, severance agreements, automobile and club allowances and other benefits calculated to advance the company's business. The Committee reviews and approves all executive retirement arrangements and sets performance targets under the company's long-term performance plan, which may affect the level of special retirement payments to senior executives after any change-in-control of North Fork.

     The Committee is submitting this report summarizing its involvement in compensation decisions and policies affecting executive officers generally and Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

EXECUTIVE COMPENSATION POLICY

     The basic policy of the company on executive compensation, as set by the Board of Directors and the Committee, is to provide an incentive for executives to achieve corporate and individual goals and to reward executives when these goals are met. The primary objective of executive compensation is the importance of long-term stockholder interests. Over time, the Board and the Committee have closely aligned senior management interests with stockholder interest in two ways, first, by tying the amounts of compensation paid to executives to certain key measures of financial performance that are of importance to stockholders, and, secondly, by ensuring that a significant portion of executive compensation is paid in the form of stock or stock options, which accrue value as the company's stock price increases. In the Committee's judgment, this formula has worked well for North Fork and its stockholders, through good economic times as well as in more difficult periods.

     The Committee notes that the company's incentive programs have never been revised to accommodate downward fluctuations in the stock market generally or in the company's stock price. The Committee has never re-priced any outstanding stock options, has never "doubled up" on grants to reflect the decline in value of previously granted options, and has never exchanged new lower-priced options for outstanding higher-priced options. The only modifications of outstanding incentive awards that the Committee has ever approved, other than a few isolated instances of accelerated vesting to ameliorate extreme personal hardship at the junior officer level, have involved occasional offers to senior management to exchange their existing long-term incentive awards (e.g., unvested shares of restricted stock) for other incentive awards having potentially greater long-term value but involving even longer-term commitment to the company and thus greater risk of forfeiture (i.e., restricted shares having even longer vesting periods). In recent periods, the Committee has approved several such modification proposals to selected, senior non-executive officers, to reflect their long-run importance to the company's future. By and large, the officers have accepted the proposals, agreeing to an extended vesting schedule for their existing stock awards in return for additional grants. In prior years, the company's executive officers have received, and accepted, similar modification proposals, involving the greater risk entailed by extended vesting but also the possibility of greater long-term reward by way of additional grants. In this way, the Committee has reinforced and fine tuned the company's policy of utilizing long-term incentive compensation as the primary engine driving executive performance.

     Thus, as a matter of both philosophy and practice, the company places senior management in the same position with respect to their stock awards that the shareholders occupy with respect to their investment in company stock. The Board and the Committee are committed to this principle.

     In determining overall amounts and types of executive compensation, the Board and the Committee weigh not only corporate performance measures but also personal factors such as commitment, leadership, teamwork and community involvement. Also considered are compensation practices in the financial services industry. In reviewing competitive factors, the Board and the Committee particularly focus on levels of executive compensation paid by other top performing institutions in the mid-cap banking market. The peer group for such comparison is different from, but contains some of the same banks as, the groups of companies whose stocks are included in the bank indices represented on the Performance Graph on page 14 of this proxy statement.

     Board and Committee members have access to all relevant corporate financial information, personnel records and other data and periodically obtain the advice of compensation consultants. Recent analyses by the company and recommendations received from consultants have generally supported and reinforced the Committee's decision to emphasize incentive-based compensation as a major portion of overall executive compensation.

     The ultimate purpose of the company's executive compensation structure is to retain the productive management team that is in place, to attract additional executives of the highest caliber and to motivate the entire management group to put forth maximum effort toward achieving specified corporate goals identified through the strategic planning process of the Board and management.

COMPONENTS OF EXECUTIVE COMPENSATION

     In its deliberations regarding executive compensation, the Committee focuses upon the following fundamental components: salary, short-term (i.e., annual) incentive compensation, and long-term incentive compensation. The Committee also reviews the following supplemental components of executive compensation: retirement benefits, health and medical benefits and business-related perquisites.

  Salary

     The Committee conducts an annual review of salary levels for all senior executives and other officers and makes recommendations on specific salaries or salary modifications for management. Salary levels are reflective of the individual executive's responsibilities, experience and performance, the company's overall performance in relation to its peer group, and competitive marketplace considerations.

  Annual Incentive Compensation

     Short-term incentive compensation for executives is provided through the Annual Incentive Compensation Plan (the "Bonus Plan"), and specifically through the executive feature of that plan. The Bonus Plan was most recently approved by stockholders at their 2001 annual meeting.

     The Bonus Plan permits senior executives, as well as other deserving employees, to receive cash bonus payments at each year-end if the company has met certain pre-established financial performance targets for that year. The performance targets that apply to the executive feature of the plan are set by the Committee in the first 90 days of each year, and the Committee also determines the final size of executive bonuses if the targets are met, subject to limits on maximum bonuses. Because the Bonus Plan has been approved by the company's stockholders, amounts paid thereunder to senior executives are fully tax deductible to the company (absent such approval, a provision of the Internal Revenue Code would have restricted the ability of the company to deduct such payments for tax purposes).

  Long-Term Incentive Compensation

     The final major component of the executive compensation program is the long-term incentive compensation feature. This feature consists of stock-based awards, such as stock options, that offer executives the possibility of future value depending on the long-term price appreciation of North Fork's common stock and the executives' continuing service with the company.

     The Committee believes that, from a motivational standpoint, the use of stock-based compensation has contributed to the company's long-term superior financial performance, eliciting maximum effort and dedication from the senior executives. The Board and the Committee have expanded the long-term incentive program in recent years to reach a broader range of non-executive officers and other employees, as discussed further in the section below entitled "1999 Stock Plan." Even with this expansion, the company's employee stock overhang (i.e., the ratio of authorized but unissued or unvested shares under the company's employee stock plans to the total number of common shares outstanding) is well below the average ratio for publicly traded non-high-tech companies.

     Under all the compensatory stock plans, the Committee has sole discretion in determining grants of stock-based awards to senior executives, including the timing, amounts and types of awards. In the case of individual executives, the Committee's award decisions are based both on corporate performance

(measured against the company's pre-established goals and peer group performance) and the executive's individual achievements.

     Historically, stock-based awards under the company's plans have been either stock options or shares of restricted stock (which are merely shares of common stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date). The exercisability of options and the vesting of restricted stock depend upon the executive's continuing to render services to the company. The value of both stock options and shares of restricted stock is directly tied to the market price of the company's common stock over the long term, and in this sense the interest of executives as stock-award holders mirrors that of the stockholders. The Committee observes that most of the value that each of the current senior executives has derived over time from his efforts expended on behalf of North Fork has resulted from his ownership of the company's common stock, including shares received through the compensatory stock plans.

     The Committee further notes that, during periods of downward fluctuation in stock prices, the stock awards held by executives are negatively impacted to the same degree as are the shares of common stock held by the company's public stockholders. The senior executives hold substantial amounts of common stock or stock options (President John Adam Kanas is one of the company's largest individual stockholders) and the Committee believes that management thus has a strong motive to seek to drive share values upward over time.

     The company has never engaged in stock option re-pricing or in other similar programs designed to cushion executives or other senior officers against the negative impact on their outstanding stock awards of downward fluctuations in the price of the company's stock.

1999 Stock Plan

     The principal vehicle for grants of stock-based awards to the senior executives is the company's 1999 Stock Compensation Plan, approved by the Committee and ratified by the Board of Directors in December 1999. Under this plan, awards may be granted not only to senior executives but also to a broad selection of junior employees, as well as consultants and advisors. The total number of shares of common stock that may be issued pursuant to awards granted under the 1999 plan was initially set at 5 million shares, no more than 4 million of which may be authorized but unissued shares.

     Both stock options and restricted stock may be awarded under the 1999 Plan, with the maximum number of restricted shares set at 3.3 million. All options granted under the plan must have an exercise price at least equal to the market value of the common stock on the date of grant. The re-pricing of any stock options previously granted under the 1999 plan is prohibited. Options may be exercised only for a limited period of time after the optionee's departure from the company. Restricted shares awarded under the plan carry dividend and voting rights from the date of grant. The earliest possible vesting date for restricted shares granted under the plan is three years after the date of grant, although the Committee's practice has been to establish substantially longer vesting periods for some awards granted to senior personnel, with the restricted shares granted to top officers carrying a vesting date based on retirement. Restricted shares are forfeited if the award holder departs the company before vesting. Although accelerated vesting is permitted under limited circumstances, the Committee has rarely accelerated vesting of restricted shares.

     The Committee believes that the 1999 plan should satisfy the company's need for incentive shares for several years, even with the increased number of employees that are now included in the incentive stock program and the company's continuing external expansion through occasional acquisitions of other financial organizations. This expectation may change, however, to the extent the company undertakes a major expansion transaction at some point.

  Special Features of Executives' Incentive Based Awards

     Over time, the Committee has added several special features to the executives' stock-based awards (options and restricted stock), reflecting its belief in the importance of such awards and the need to tailor them to create the appropriate incentives and inducements for senior management. Among the principal features that have been added to the executives' incentive award program are extended vesting of restricted shares, "reload" stock options, and deferral of receipt of shares upon option exercise.

(i) Extended Vesting of Restricted Stock

     One special feature of the stock award program applicable to the top executives (those named in the Summary Compensation Table), as well as to certain other senior officers, is the extended vesting schedule for their shares of restricted stock. Under this approach, the restricted stock awarded to these officers is not scheduled to vest, and remains forfeitable, for a period of time extending well beyond the vesting periods that attach to normal grants of restricted shares to other key employees.

     For example, all restricted stock awarded to the top executives in recent years has been structured so that vesting does not occur until the earliest of:
(i) the executive's reaching normal retirement age under the retirement plan (age 65), (ii) the executive's retiring early under the retirement plan, only with the approval of the Committee, (iii) the death or disability of the executive, or (iv) a change-in-control of North Fork. If the executive leaves the company for any reason prior to the occurrence of one of these vesting events, the shares are forfeited.

     The Committee has recently adopted a similar, extended vesting strategy with respect to awards of restricted stock granted to a number of non-executive senior officers. Many of the restricted stock awards recently granted to these officers also have carried an extended vesting schedule, similar to that described in the preceding paragraph.

     This strategy of extended vesting dramatically increases the incentive for both executive and non-executive officers to continue with the company as a principal component of the officers' long-term compensation will remain subject to forfeiture should the officers' employment terminate prior to vesting. These extended vesting schedules contrast with the normal practice of the Committee in establishing as the vesting schedule for restricted stock grants the fifth, sixth and seventh anniversaries of the date of grant.

     The Committee believes that an extended vesting schedule for restricted stock reinforces the executives' long-term dedication and commitment to the organization.

(ii) Reload Options

     The concept of "reload" stock options was added to the executive compensation program in the mid-1990s. The reload option is a device intended to encourage option exercise. Reload options work as follows: if the executive exercises some or all of his existing stock options in a stock-for-stock exercise (that is, by surrendering to the company, as payment of the option exercise price, a number of shares of common stock previously owned by the executive valued at their current market price), the executive receives, in addition to the shares deliverable to him upon exercise of the original, or "underlying," option, a new "reload" option to acquire an additional number of shares equal to the number of shares surrendered by the executive in exercise of the underlying option. In addition, under the company's reload option program, to the extent that the executive may be required or is expected to sacrifice some of the option shares he would otherwise receive upon exercise of the underlying option as payment of his tax withholding obligation, the number of shares withheld or expected to be withheld will be added to the number of shares covered by the new reload option. The reload option bears an exercise price per share equal to the market price of the common stock on the date the reload option is issued (which is higher than the exercise price of the underlying option). The duration of the reload option is established by the Committee upon grant.

     The purpose of reload options is to enable the executives to exercise their existing options by surrender of pre-owned shares while maintaining their same overall percentage level of equity ownership interest in the company. The Committee determines on a case-by-case basis whether and under what circumstances executives will be entitled to receive reload options upon exercise of existing options. The company's top executives did not receive any reload options in the three most recent calendar years. In early December 2001, the executives elected to exercise certain stock options in so-called "deferred delivery exercises," which are described in more detail in the following paragraph. In connection with these exercises, the Committee approved grants of reload options to the executives, effective on the exercise date, March 11, 2002.

(iii) Deferred Receipt of Option Shares

     Another special feature of the company's executive compensation program is the right of executives to request deferred delivery of their option shares. Under this right, when the top executives exercise their stock options, they may request that the company defer delivery to them of their option shares until some future date. By deferring delivery of the shares, the executives also defer taxation to them of the "spread" on the shares, that is, the difference between the option price and the fair market value of the shares. During the deferral period, the shares are not forfeitable. As part of this program, the Committee may provide to those executives who elect to make such "deferred delivery exercises" of options the right to receive from the company during the deferral period payments equal to the dividends they would have received had their option shares been delivered to them upon exercise ("dividend equivalent payments"). The program permitting executives to defer receipt of their option shares is part of the company's ongoing effort to assist executives in their personal asset management planning.

     In early December 2001, the top executives elected to exercise some of their stock options, effective March 11, 2002, and to request deferred delivery of their option shares until later dates specified by them. The Committee has provided that the executives will receive dividend equivalent payments to replace the dividends foregone by them during the deferral period.

  Supplemental Components of Executive Compensation

     In addition to the principal components of executive compensation discussed above -- salary, annual incentive compensation (bonus), and long-term incentive compensation (stock-based awards), the Committee also reviews on an ongoing basis various supplemental components of executive compensation. The personal asset management assistance offered to executives is part of the overall compensatory package. In addition to the special features that have been added to executives' stock-based awards (discussed in the preceding section of this Report), the company also provides them with a deferral feature under the Supplemental Executive Retirement Plan (discussed under "Retirement Plans" elsewhere in the proxy statement), as well as various special insurance arrangements that benefit both the company and the individual executive. (These are discussed in Note 5 to the Summary Compensation Table on page 10.)

     Also included in the overall compensatory package for executives are certain change-in-control arrangements, under which the senior officers will receive payments, some of them assured and some of them incentive-based, in the event of a change-in-control of North Fork. These are further described below in the section of the Report entitled "Change-in-Control Arrangements Affecting Executive Officers." The Committee reviews these arrangements as part of its normal duties.

     Finally, the company provides to executives various additional business-related perquisites, such as club memberships and professional association fees, that are intended to enhance their job performance and strengthen their ties to the communities served by the company.

TAX DEDUCTIBILITY OF CERTAIN PAYMENTS

     Under a provision of the Internal Revenue Code, Section 162(m), publicly-traded companies are denied a tax deduction for compensation exceeding $1 million paid in any year to any of the most senior executives (those identified in the Summary Compensation Table), subject to certain exemptions. One of the exemptions is for performance-based compensation paid under stockholder-approved plans. The company's annual bonus plan, the Annual Incentive Compensation Plan, is a performance-based plan that has been approved by the stockholders, and thus bonuses paid under the plan to executives remain tax deductible to the company regardless of their total compensation.

YEAR-END 2001 COMMITTEE REVIEW OF EXECUTIVE COMPENSATION

     The Committee believes that the company's financial performance in the year 2001 was outstanding, despite persistent weakness in the economy generally and the severe repercussions, nationally and locally, of the September 11, 2001 attacks on the NYC World Trade Center and Washington, D.C. In the face of these difficult and tragic circumstances, the company was able to produce superior financial results, while taking significant steps to ameliorate the suffering incurred by its customers, business partners and the communities it serves. The executive management team took the lead on both fronts, driving the company to continuing financial excellence and at the same time committing themselves personally to a wide range of assistance efforts after the September 11 attacks, which commitment continues.

     For the year 2001, the company's return on average equity was 23.95% and return on average assets was 2.12%, both ratios well above industry averages. Asset quality also remained strong, with the ratio of non-performing loans to total loans decreasing from .16% to .14%. The coverage ratio (allowance for loan losses as a percentage of non-performing loans) remained at a high 709% at year-end.

     Perhaps the most noteworthy aspect of the company's 2001 financial performance was the significant increase in the net interest margin, which expanded by 44 basis points, or 10%, from a solid 4.39% in 2000 to an excellent 4.83% in 2001. The expanded margin reflected the company's continuing ability to reduce funding costs, principally by attracting substantial new amounts of low-cost demand deposits, while maintaining yields on its loan portfolio. As a result, the company's net interest income increased significantly over 2000, exceeding internal and market expectations.

     The company's core efficiency ratio continues to be among the best of all banks, both regional and nationwide. Based on the available data, the Committee believes that the 2001 ratio, at 34%, was among the very best for U.S. commercial banks and well above the industry norm.

     Another positive factor in 2001 was the company's success in continuing to realize on its strategic expansion plan. On November 9, 2001, the company completed its acquisition of the domestic banking business of Commercial Bank of New York, adding approximately $1.2 billion in assets and 14 banking offices in the New York Metropolitan area, 10 of which are located in Manhattan. The Committee believes that the company is effectively positioning itself to become a significant competitor throughout the NYC metropolitan area, including in Manhattan, the part of the franchise which has experienced the highest levels of internal growth in recent periods.

     The company remains well capitalized and has continued in recent periods to maintain or increase quarterly dividend payments while engaging in occasional stock repurchases at market prices. After two years of little movement, the company's stock price increased by 30.25% in the 12 months ended December 31, 2001, outperforming financial institution stocks generally. This performance is in line with the company's historical total return over the last decade which has by far surpassed each of the general market and peer group indices as set forth in the "Performance Graph" that precedes this Report as well as the Dow Jones as a whole and the NASDAQ stock market.

     In summary, the Committee believes management did an excellent job in 2001. In addition to their efforts in producing impressive financial results, senior management gave personal time and attention to assisting the company's customers and communities during a difficult period. The Committee's year-end compensation decisions reflect this view.

  Salary

     The three top executives received salary increases at year-end 2001 ranging from 12.5 percent to 25 percent over their prior salaries, which the Committee believes to be appropriate. The Committee also believes that the overall mix of salary and other components of executive compensation, including annual incentive (bonus) compensation and long-term incentive (stock awards) compensation, are appropriate.

  Annual Incentive Compensation

     Annual bonuses were paid to the senior executives at year-end 2001 under the Annual Incentive Compensation Plan. These amounts were below the objectively calculated maximum bonus amounts that could have been paid to the senior executives under the formula contained in the plan. Utilizing the discretion given it under the plan, the Committee made downward adjustments from the maximum bonus amounts determined under the plan's formula. The bonus amounts actually paid to the top executives for 2001, as well as in 2000 and 1999, are identified in the Summary Compensation Table.

  Long-Term Incentive Compensation

     At year-end 2001, the Committee determined to make new grants of stock-based awards to senior management. These awards were granted under the company's 1999 Stock Compensation Plan. The three executives listed in the Summary Compensation Table received stock-based awards (options and restricted stock) at year-end for an aggregate of 230,000 shares, compared to 195,000 shares subject to awards granted these officers at year-end 2000. The number of awards granted to each individual executive in 2001 is set forth in the Summary Compensation Table.

CHANGE-IN-CONTROL ARRANGEMENTS AFFECTING EXECUTIVE OFFICERS

     The Committee approves of the company's traditional policy of not extending long-term employment agreements to executive officers under normal circumstances. Only in the context of certain acquisitions has the company varied from this policy, by occasionally giving employment agreements to officers of acquired banks, generally in replacement of their pre-existing contracts with the acquired banks. None of the current executive officers is serving under an employment agreement.

     By contrast, the Committee believes that the long-term interests of stockholders are well served by extending to senior management certain protections in the event of a change-in-control of the company. Thus, the Committee has approved change-in-control agreements between the company and each of the three top executives, as well as a broader "performance plan" which provides for the possibility of significant cash payments to the senior executives and selected other officers in the event a change-in-control of the company occurs which generates superior returns for the company's stockholders. Both of these change-in-control measures are discussed in more detail below. In approving these arrangements, the Committee has sought to align management's interest with that of stockholders, such that top executives would be actively encouraged to seek out and aggressively explore possible change-in-control transactions at the optimum time and for the optimum price.

  Change-in-Control Agreements

     The change-in-control agreements between the company and the top executives (Messrs. Kanas, Bohlsen and Healy) provide for assured payments to the particular executive in the event there is a change-in-control of North Fork and the executive ceases to serve in his current position. These agreements are fairly standard in form and substance. If there is a change-in-control of the company and within a designated period thereafter the executive's employment terminates, the executive will receive an amount in cash equal to approximately three times the executive's average base salary for the five years before the change-in-control. All taxes payable by the executive as a result of a cash payment under the agreement will be paid by the company under a so-called tax gross-up provision. The agreements are described in more detail elsewhere in this Proxy Statement under the heading, "Agreements With Executive Officers."

  Performance Plan.

     In 1994, the company adopted a Performance Plan. Under this Plan, if the company is acquired in a change-in-control transaction that produces an above-average return to the stockholders, the senior executives as well as junior officers and other salaried employees whose services are important to the accomplishment of the transaction will be entitled to receive a special, one-time cash distribution payable out of a special performance pool. The availability and size of the performance pool will depend upon the level of financial success achieved by the company in connection with the acquisition, measured against pre-established, objective performance targets. No pool will be funded or distributed in connection with any acquisition of the company that does not exceed the industry average for similar acquisition transactions in the period in question, measured on a basis determined in advance by the Committee.

     Specifically, at the end of each calendar year, the Committee establishes objective financial performance targets under the Performance Plan. If and to the extent that the objective targets are met in connection with any change-in-control of the company that is first announced in the ensuing year, at closing of the transaction the performance pool will be funded and distributed. Once established for a particular year, the performance targets may not later be altered or canceled. The basic concept of the Performance Plan is that no performance pool amounts will be funded or distributed in connection with a change-in-control except upon attainment of above-average financial returns for stockholders in that transaction. The Plan provides that the maximum size of any performance pool distributable upon a change-in-control is 3 percent of the company's market capitalization at the time the change-in-control is completed, including in market capitalization the premium paid to the stockholders in the transaction. Once a performance pool is distributed, the Performance Plan terminates.

     Persons entitled to receive payments out of the performance pool after a change-in-control will consist of the senior officers and those other officers and employees designated by the Committee as persons who have made significant contributions to the successful completion of the change-in-control transaction.

     Executives, officers or employees of the company selected to receive distributions from the performance pool need not resign or retire in order to receive their distributions. The Performance Plan provides a so-called tax gross-up provision for senior executives, under which the company would pay any taxes payable by the senior executives on pool distributions to them, including any excise taxes on any portions of distributions constituting "excess parachute payments" under the Internal Revenue Code.

     The Committee may elect in future years to alter the performance targets, the definition of the performance pool or the size and constituency of the tranches. There can be no assurances that a change-in-control transaction will be effected within any certain period or at any time.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are return on stockholders' equity, return on assets, levels and changes in non-performing assets, the market price of the common stock and the company's performance compared to peer group institutions. Individual factors include the CEO's initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.

     The Committee believes that Chairman and CEO John Adam Kanas provided excellent leadership not only to the company but to the entire community during the preceding year. In a period of economic uncertainty and social and business disruption, Mr. Kanas led the company to achievement of its internal goals while ensuring that the company, its management and its employees played an even more active role than usual in assisting the communities and people served by the company to build, to re-build and to move forward. His compensation should be commensurate with his effort and his achievement.

     Thus, the Committee recommended to the full Board at year-end 2001 that Mr. Kanas' salary be increased by 12.5 percent and determined that the cash bonus actually paid to him under the annual bonus plan, although below the objectively determined plan maximum, would be increased by 17.6 percent over his 2000 bonus. The Committee also made year-end awards to Mr. Kanas of options to acquire 25,000 shares and 80,000 shares of restricted stock.

     Committee members:

          Allan C. Dickerson, Chairman
          Lloyd A. Gerard
          George H. Rowsom

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors of North Fork (the "Committee") is composed of directors Terry (Chairman), Gerard, Nielsen and Schmeller. Its responsibilities are set forth in its charter, attached as Appendix A, as adopted by the Board. The membership of the Committee meets the independence requirements of the New York Stock Exchange regarding financial sophistication and independence. Generally, members must be financially sophisticated and must not have been employees of, or had a significant business relationship with, the company or its predecessors for at least three years. If, however, the board deems it in the best interests of the company and its stockholders, it may waive this independence requirement with respect to one committee member. The Board concluded that it was appropriate to add Mr. Nielsen to the Committee, despite his prior service as chief executive officer of Reliance Bancorp (now merged with North Fork), in light of his extensive banking experience. Mr. Nielsen joined the Board in February 2000 concurrent with North Fork's acquisition of Reliance and was appointed to the Committee in April 2000.

     Although the Audit Committee has the responsibilities set forth in its charter, the function of the Committee is to assist the Board in fulfilling its responsibility for oversight of North Fork's accounting, auditing and financial reporting practices. Committee members are not responsible for conducting auditing or accounting procedures. The Committee exercises oversight with respect to the internal audit function and recommends to the Board the selection of the independent auditors. Management has the responsibility for the preparation of North Fork's consolidated financial statements and the independent auditors have the responsibility for the audit of these consolidated statements. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee.

     The Committee also reviews the scope and results of the independent audit and any other services provided by the independent auditors. In this context, the Committee has reviewed and discussed North Fork's audited consolidated financial statements for 2001 with management and with KPMG LLP, the independent auditors. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Committee also has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," relating to auditor independence, and has discussed with KPMG the firm's independence.

     Based upon the Committee's review and discussions noted above, the Committee has recommended to the Board of Directors that the audited consolidated financial statements of North Fork Bancorporation, Inc. and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

     Committee Members:

          Raymond W. Terry, Jr., Chairman
          Lloyd A. Gerard
          Raymond A. Nielsen
          Dr. Kurt R. Schmeller

ACCOUNTING FEES

     The following table sets forth the aggregate fees billed to North Fork and its subsidiaries for the fiscal year ended December 31, 2001 by the company's independent auditors, KPMG LLP:

Audit Fees..................................................  $504,500
Financial Information Systems Design and Implementation
  Fees......................................................         0
All Other Fees..............................................   244,855(1)
                                                              --------
                                                              $749,355

---------------
(1) Includes fees for tax consulting, certain audit related services (audits of employee benefit plans, subsidiary activities and other regulatory audit procedures) and non-audit services (due diligence, merger and acquisition procedures and advice for new accounting pronouncements). The Audit Committee considered the scope of these services and concluded that they are compatible with maintaining KPMG's independence.

                                RETIREMENT PLANS

     North Fork's executive officers participate in a retirement plan (the "Retirement Plan"), which is a defined benefit plan maintained and administered by North Fork. The Retirement Plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the Retirement Plan after five years of service.

     Under the Retirement Plan's benefit formula, participants accrue an amount through the plan each year equal to five percent of their annual compensation (as defined under the plan) plus a fixed rate of interest based on one-year Treasury Bill rates, credited quarterly. These amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The benefits subsequently paid under the Retirement Plan to each participant after retirement are payments based on the accrued total amount in the plan for that participant, projected over an assumed life expectancy.

     Compensation as defined under the Retirement Plan is total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors' fees), as well as certain other taxable compensation received by the executives such as the amount of insurance premiums paid on their behalf by North Fork which is included in column (i) of the Summary Compensation Table.

     In addition to the Retirement Plan, the company has a Supplemental Executive Retirement Plan (the "SERP"). The SERP restores to specified senior executives upon their retirement the full level of retirement benefits that they would have been entitled to receive under the formula contained in the Retirement Plan, absent the ERISA provision limiting maximum payouts and maximum compensation under tax-qualified retirement plans. The SERP also provides to executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions, which are entitled to company matching contributions. The company matching contributions are taxable but the company pays income taxes thereon on behalf of the executives. All contributions under the elective feature of the SERP are made to a secular trust. Each of the named executive officers in the Summary Compensation Table on page 9 was covered under the SERP in 2001.

     Based upon their current covered compensation, executive officers Kanas, Bohlsen and Healy would receive under the Retirement Plan and the SERP combined annual benefit payments of approximately $403,100, $117,500 and $71,400, respectively.

                TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS
                             AND ASSOCIATED PERSONS

     During calendar year 2001, several of North Fork's directors and executive officers (as well as members of their immediate families and corporations, organizations and trusts with which these individuals are associated) had outstanding loans from North Fork Bank in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by North Fork Bank as of December 31, 2001, as a non-accrual, past due, restructured or potential problem loan.

                           PROPOSALS BY STOCKHOLDERS

1. WHAT IF STOCKHOLDERS WISH TO SUBMIT PROPOSALS FOR INCLUSION IN OUR PROXY STATEMENT?

     If a stockholder wishes to have a particular proposal considered by the Board for inclusion in the company's proxy statement for an annual meeting, the stockholder must satisfy the requirements established by the Securities and Exchange Commission in its proxy rules. The particular proxy rule, Rule 14a-8, requires that stockholders submit their proposals in writing to the company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year's annual meeting. Thus, stockholders who wish to submit proposals for inclusion in the company's proxy statement for next year's annual meeting (in 2003) must deliver such proposals to the Corporate Secretary on or before November 25, 2002. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC's rule.

     Proposals should be addressed to: Ms. Aurelie S. Graf, Vice President and Corporate Secretary, North Fork Bancorporation, Inc., 275 Broadhollow Road, Melville, New York 11747.

2.  MAY STOCKHOLDERS RAISE MATTERS FOR CONSIDERATION AT THE MEETING?

     Yes, but only if certain conditions are met. Under our By-laws, stockholders wishing to bring a matter before the annual meeting must deliver a written notice to the Corporate Secretary at the address set forth above not less than 45 days nor more than 90 days before the anniversary date of the day that proxy materials were first mailed for the prior year's meeting. (There are special rules if the current year's meeting date is changed by more than 30 days from the prior year's meeting date). For the 2003 Annual Meeting of Stockholders, the written notice must be given not later than February 15, 2003, and not earlier than December 23, 2002.

     The stockholders' written notice must contain the stockholders' name and record address, a brief description of the proposal sought to be presented for a vote at the meeting, the number of shares of North Fork stock that is beneficially owned, and certain other information as specified in our By-laws. In addition, stockholders submitting a proposal must be a record holder of our stock both on the day the written notice of the proposal is given and on the record date for the meeting. To obtain a copy of the relevant sections of the By-laws, please contact the Corporate Secretary at the address set forth above.

     The above rules apply only to matters that stockholders wish to raise themselves at an annual meeting. Stockholders who wish to have matters considered by us for inclusion in our proxy statement must comply with the rules set forth in Question 1 above.

3.  MAY A STOCKHOLDER SUBMIT A NOMINATION FOR DIRECTOR AT THE ANNUAL MEETING?

     Yes, the company's By-laws specify procedures for a stockholder to submit a nomination for director at the annual meeting of stockholders. To obtain a copy of the relevant sections of the By-laws, please contact the Corporate Secretary at the address set forth above.

                              INDEPENDENT AUDITORS

     KPMG LLP, Certified Public Accountants, were our independent auditors for the year ended December 31, 2001, and have also been selected to serve as auditors for 2002. Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

                           HOUSEHOLDING OF MATERIALS

     In some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless the company has received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (631) 844-1252, or send a written request to Ms. Aurelie S. Graf, Vice President and Corporate Secretary, North Fork Bancorporation, Inc., 275 Broadhollow Road, Melville, New York 11747. If your stock is registered in your own name and you have received only one copy of the proxy statement and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above. If your shares are held in the name of a third party (e.g., your broker), you should contact your broker or other third party directly to change the number of proxy statements that your household receives in the future.

                                         By Order of the Board of Directors

                                         [/s/ Aurelie S. Graf]
                                                     AURELIE S. GRAF
                                         Vice President and Corporate Secretary

Date: March 22, 2002

                                                                      APPENDIX A

                        NORTH FORK BANCORPORATION, INC.
                            AUDIT COMMITTEE CHARTER

     The Audit Committee is appointed by the Board of Directors (the Board) of North Fork Bancorporation, Inc. (the Company) to assist the Board in fulfilling its oversight responsibilities. This Charter governs the operations of the Audit Committee (the Committee). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors (the Board). The charter also shall be disclosed to the Company's stockholders, as part of the Company's annual meeting proxy statement or otherwise, as frequently as is required under applicable securities laws or regulations, including listing rules of the New York Stock Exchange (NYSE).

ORGANIZATION

- The Committee shall be appointed by the Board and shall meet the requirements of the NYSE.

- The Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be considered independent if they: (i) have no relationship that may interfere with the exercise of their independence from management and the Company and (ii) satisfy the requirements set forth in Rule 303.01(B)(3) of the NYSE.

- All committee members shall be financially literate and at least the Chairman shall have accounting or related financial management expertise.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Board in fulfilling its oversight role relating to the Company's financial statements, the financial reporting process, and the systems of internal controls regarding finance, accounting and regulatory compliance. In discharging its oversight role, the Committee is empowered to investigate, under the supervision of its chairman, those matters appropriate to fulfilling its responsibilities, with unrestricted access to all books, records, facilities and personnel of the Company, the external auditors, and the power to retain outside counsel, or other experts for this purpose at the Company's expense.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements and the external auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible to best react to changing conditions and circumstances.

     The scope of the Audit Committee's responsibility includes, but is not limited to, the following matters:

     - The Committee shall have a clear understanding with management and the external auditors that the external auditors are ultimately accountable to the Board and the Audit Committee.

     - The Committee shall have the ultimate authority and responsibility to evaluate, and where appropriate, the Committee shall have the authority and responsibility to recommend to the Board the discharge of the existing external auditors and the engagement of replacement external auditors. The Committee shall discuss with the external auditors: (i) the external auditors' independence from management and the Company and (ii) the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's external auditors.

     - The Committee shall have oversight of the internal audit function on behalf of the Board.

     - The Committee shall discuss with the internal auditors and the external auditors the overall scope and plans for their respective audits, including, but not limited to, the adequacy of staffing and compensation.

     - The Committee shall discuss with management, the internal auditors, and the external auditors (as applicable) the adequacy and effectiveness of the accounting and financial controls, including the results of relevant regulatory examinations.

     - The Committee shall meet separately with the internal auditors and the external auditors, with and without management present, to discuss the results of the respective auditors' examinations and management's response to their reports. Such separate executive sessions shall be held at least quarterly.

     - The Committee shall meet at least quarterly with the chief financial officer in executive session.

     - The Committee shall review with management and the external auditors the effect of regulatory and accounting initiatives on the Company's consolidated financial statements.

     - The Committee shall review with management and the external auditors the Company's quarterly financial results prior to the first public disclosure by press release or regulatory filing, of such quarterly results. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the external auditors under auditing standards generally accepted in the United States of America.

     - The Committee shall review with management and the external auditors the Company's annual audited financial statements prior to the first public disclosure, by press release or regulatory filing, of the annual financial results contained in such annual audited financial statements, including the auditors' judgement about the quality, not just acceptability of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

     - The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the external auditors under generally accepted auditing standards.

     - The Committee shall review with bank management and the external auditors, the latter's assessment of the adequacy of internal controls required under the Federal Deposit Insurance Corporation Improvement Act of 1991, Section 112 and review the basis of management's report issued under Part 363.2(b) of the FDIC Rules and Regulations.

     - The Committee will prepare a report annually to be included in the Company's annual meeting proxy statement that fulfills the reporting requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A of the Securities Exchange Act of 1934.

PROXY

                         NORTH FORK BANCORPORATION, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 APRIL 23, 2002

          The undersigned stockholder(s) of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), hereby appoint(s) James H. Rich, Jr., and Alma T. Suter, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788 at 10:00 a.m. on Tuesday, April 23, 2002, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals and any other matters coming before said meeting:

          1. Election of Directors to the Board of Directors for terms to expire at the 2005 Annual Meeting of Stockholders

               Nominees: 01. John Bohlsen

                         02. Daniel M. Healy

               (Check one box only for all nominees)


                               (CHANGE OF ADDRESS)

                -----------------------------------------------

                -----------------------------------------------

                -----------------------------------------------

                                     (Over)


          This proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR proposal 1, and in the discretion of the proxies on such other matters as may properly come before the annual meeting or any adjournments or postponements thereof to the extent permitted under applicable law.



                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -



     EquiServe Trust Company, N.A. as Transfer Agent for North Fork Bancorporation, Inc. is now able to deposit your quarterly dividend check directly into your checking or savings account.

     Direct Deposit's main benefit to you is knowing that your dividends are in your account on the payable date -- no more waiting for the check to arrive in the mail -- no more waiting in bank lines to deposit the check -- the deposit is made automatically for you.

     If you would like to learn more about DIRECT DEPOSIT and how you can join, or to enroll in our DIVIDEND REINVESTMENT PLAN, please call 1-800-317-4445.

/X/  PLEASE MARK YOUR                                                       0103
     VOTES AS IN THIS
     EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.


                         FOR      WITHHELD
1. Election of           / /        / /           01. John Bohlsen
   Directors
   (see reverse)                                  02. Daniel M. Healy

For, except vote withheld from the following nominee(s):



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                                SPECIAL ACTIONS

I WILL ATTEND     / /         CHANGE OF ADDRESS     / /
THE ANNUAL                    ON REVERSE SIDE
MEETING.


DO NOT MAIL ME FUTURE ANNUAL REPORTS. ANOTHER HOUSEHOLD MEMBER RECEIVES ONE. / /




                    Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.

                    NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.


                    ------------------------------------------------------------


                    ------------------------------------------------------------
                      SIGNATURE(S)                               DATE


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                            - FOLD AND DETACH HERE -




                         NORTH FORK BANCORPORATION, INC.

                          PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of North Fork Bancorporation, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

     [COMPUTER GRAPHIC]        -    Accessing the World Wide Web site
                                    http://www.eproxyvote.com/nfb to vote via the Internet.

     [TELEPHONE GRAPHIC]       -    Using a touch-tone telephone to vote by
                                    phone toll free from the U.S. or Canada.
                                    Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

     [ENVELOPE GRAPHIC]        -    Completing, dating, signing and mailing the
                                    proxy card in the postage-paid envelope
                                    included with the proxy statement or sending it to North Fork Bancorporation, Inc., c/o
                                    EquiServe Trust Company, N.A., P.O. Box
                                    8028, Edison, New Jersey 08818-8028.

You can vote by phone or via the internet until 12:00 midnight, E.D.T. April 22, 2002. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.